Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
CORMEDIX INC.

The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), of CorMedix Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the corporation is CorMedix Inc. (the “Corporation”).

SECOND:  The Certificate was filed with the Office of the Secretary of State of the State of Delaware on March 30, 2010, and amended on December 3, 2012 and August 9, 2017.

THIRD:  Article FOURTH of the Certificate is hereby amended by adding the following paragraph:

“Effective at 9:00 a.m. on March 26, 2019 (the “Effective Time”), a one-for-five reverse stock split of the Corporation’s common stock shall become effective, pursuant to which every five shares of common stock, par value $0.001 per share, issued and outstanding or held as treasury shares at the Effective Time (hereinafter called “Old Common Stock”), shall be reclassified and combined into one share of common stock, par value $0.001 per share (hereinafter called “Common Stock”), automatically and without any action by the holder thereof, subject to the treatment of fractional shares, and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination, rather stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the reclassification and combination shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock in lieu of such fractional share interests. As soon as practicable following the Effective Time, the Corporation will notify its stockholders of record as of the Effective Time to transmit outstanding share certificates to the Corporation’s exchange agent and registrar (“Exchange Agent”) and the Corporation will cause the Exchange Agent to issue new certificates or book entries representing one share of common stock for every five shares transmitted and held of record as of the Effective Time; and in settlement of fractional interests that might arise as a result of such combination as of the Effective Time, cause the Exchange Agent to issue one whole share to such holders in lieu of a fractional share interest. The Corporation’s authorized shares of Common Stock, each having a par value of $0.001 per share, shall not be changed.”

FOURTH: Except as expressly amended herein, all provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on March 30, 2010, and amended on December 3, 2012 and August 9, 2017, shall remain in full force and effect.

FIFTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, this 25th day of March, 2019.

CORMEDIX INC.

By: /s/ Robert W. Cook
Name: Robert W. Cook
Title: Chief Financial Officer

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